UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2025 ANNUAL MEETING OF SHAREHOLDERS

OF

KOHL’S CORPORATION

SUPPLEMENT NO. 3 DATED MAY 9, 2025 TO THE PROXY STATEMENT

OF

KOHL’S CORPORATION

DATED MARCH 28, 2025

Dear Shareholders of Kohl’s Corporation:

This supplement (the “Supplement”) supplements the proxy statement dated March 28, 2025, as previously supplemented on May 1, 2025 and May 8, 2025 (the “Definitive Proxy Statement”) of Kohl’s Corporation (“Kohl’s” or the “Company”) furnished to the holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to be held on May 14, 2025 at 8:00 a.m. Central Time exclusively online via a live interactive webcast on the internet. The record date for the determination of the holders of Common Stock who are entitled to notice and to vote at the 2025 Annual Meeting is March 12, 2025, which is the same record date specified in the Definitive Proxy Statement. Except as described in this Supplement, the information provided in the Definitive Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement is more current and supersedes the information in the Definitive Proxy Statement.

As previously disclosed, on May 5, 2025, Christine Day informed the Company that she had determined to resign as a member of the Company’s Board. On May 8, 2025 and May 9, 2025, Ms. Day sent emails to the Company indicating that she has disagreements with the Board. The disagreements relate to how the Company responded to the ISS recommendation on the say-on-pay proposal set forth in the Definitive Proxy Statement and board process matters. The Company strongly disagrees with the assertions in Ms. Day’s emails.